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Exhibit 5.2

[Northwest Airlines Letterhead]

April 30, 2004

Northwest Airlines Corporation
Northwest Airlines, Inc.
2700 Loan Oak Parkway
Eagan, Minnesota 55121

Ladies and Gentlemen:

        I am Vice President, Law and Secretary of Northwest Airlines Corporation, a Delaware corporation ("the Company"), and Northwest Airlines Inc. ("the Guranantor"), a Minnesota corporation. As Vice President Law and Secretary of the Company and the Guarantor, I am familiar with the organization, operations and affairs of the Company, the Guarantor and their respective subsidiaries. This opinion is being issued in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the resale by certain selling security holders of up to $225,000,000 aggregate principal amount of the Company's 7.625% Senior Convertible Notes due 2023 (the "Notes") and 9,825,322 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), initially issuable upon conversion thereof and the guarantee issued by the Guarantor in connection with the Notes (the "Guarantee"). The Notes were issued under an indenture (the "Indenture") dated as of November 4, 2003, among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee").

        The Notes were initially sold by the Company in reliance on Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the "Prospectus") pursuant to Rule 415 under the Act.

        In rendering the opinions below, I have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        In connection with the opinions expressed below, I or counsel under my general supervision have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and officers and representatives of the Guarantor and the Company and their subsidiaries and have made such other and further investigations, as we deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        We have examined the Registration Statement, the Indenture, the Notes, the Registration Rights Agreement (the "Registration Rights Agreement") dated as of November 4, 2003, among the Company, the Guarantor and Citigroup Global Markets, Inc., as initial purchaser, and a form of the share certificate relating to the Shares, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Registrants.

        Based upon the foregoing, and subject to the qualifications and limitations set forth herein, it is my opinion that:

          (1)   Each of the Company and the Guarantor has been duly incorporated, is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation with corporate power and authority under such laws to own, lease and operate its properties and conduct its business as described in the Prospectus and to perform its obligations under the Indenture, the Registration Rights Agreement and the Notes.

          (2)   The Notes have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (3)   The Shares initially issuable upon conversion of the Notes have been duly authorized and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

          (4)   The Guarantee has been duly authorized, executed and issued by the Guarantor and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, is the valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

        My opinions set forth in paragraphs 2 and 4 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        I am a member of the Bar of the States of Minnesota and California Bar and do not express any opinion herein concerning any law other than the law of the States of Minnesota, the Federal law of the United States and the Delaware General Corporation Law. Insofar as the opinions herein relate to or are dependent upon matters governed by laws of the State of New York, I have relied upon the opinion of Simpson Thacher & Bartlett LLP dated the date hereof.

        I hereby consent to the use of this opinion as an exhibit to said Registration Statement and to the use of my name in the Registration Statement and in the Prospectus constituting a part thereof under the caption "Legal Matters." I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.1 to said Registration Statement.

        In rendering its opinion, Simpson Thacher & Bartlett LLP may rely upon this opinion as to matters of Minnesota law addressed herein as if this opinion were addressed directly to them. Except as aforesaid, without my prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,
/s/ MICHAEL L. MILLER
Michael L. Miller Vice President, Law and Secretary

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